Exhibit (d)(51)(i)

EQ ADVISORS TRUST

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement dated as of June 22, 2007 (“Amendment No. 1”), between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and Franklin Advisers, Inc., a corporation organized under the laws of the State of California (“Adviser”).

AXA Equitable and Adviser agree to modify the Investment Advisory Agreement, dated as of September 15, 2006 (“Agreement”) for EQ Advisors Trust (“Trust”) as follows:

1. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Franklin Income Portfolio.

2. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		FRANKLIN ADVISERS, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Ed Jamieson
	Steven M. Joenk Senior Vice President		Name: Ed Jamieson Title: CIO

APPENDIX A

APPENDIX A

TO

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Fund	Annual Advisory Fee*
EQ/Franklin Income Portfolio

0.625% of the Related Portfolios’ average daily net assets up to and including $50 million;

0.465% of the Related Portfolios’ average daily net assets in excess of $50 million up to and including $200 million;

0.375% of the Related Portfolios’ average daily net assets in excess of $200 million up to and including $500 million;

0.35% of the Related Portfolios’ average daily net assets in excess of $500 million.

*	For purposes of determining the annual advisory fee rate pursuant to this Schedule A, the assets of the EQ/Franklin Income Portfolio shall be aggregated with the assets of the EQ/Templeton Growth Portfolio, EQ/Franklin Small Cap Value Portfolio, Multimanager Small Cap Value Portfolio of AXA Premier VIP Trust (portion allocated to affiliates of the Adviser), EQ/Mutual Shares Portfolio and Multimanager Mid Cap Growth Portfolio of AXA Premier VIP Trust (portion allocated to affiliates of the Adviser) (collectively, the “Related Portfolios”). The aggregated assets will be applied to the above schedule and the resulting effective rate shall be applied to the actual assets of the EQ/Franklin Income Portfolio to determine the annual advisory fee rate.